EUROPEAN MICRO HOLDINGS, INC.

                                  EXHIBIT 11.01

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE


The calculation of earnings per share are detailed in the table below:

                                                          THREE MONTHS ENDED          SIX MONTHS ENDED
                                                             DECEMBER 31,               DECEMBER 31,
EARNINGS                                                    1998      1997            1998        1997

Net income ($ in thousands)                                 $24       $669            $746      $1,154
                                                            ===       ====            ====      ======
   WEIGHTED AVERAGE NUMBER OF SHARES
Outstanding common stock during the period            4,933,900  4,000,000       4,933,900   4,000,000
                                                      ---------  ---------       ---------   ---------

Effect of dilutive stock options                         17,926          -           8,963           -

Diluted weighted average number of shares             4,951,826  4,000,000       4,942,863   4,000,000
                                                      =========  =========       =========   =========

Basic earnings per share                                  $0.00      $0.17           $0.15       $0.29
                                                      =========  =========       =========   =========

Diluted earnings per share                                $0.00      $0.17           $0.15       $0.29
                                                      =========  =========       =========   =========


During the three-month period ended December 31, 1998, the Company issued options to purchase 35,000 shares of its common stock at exercise prices ranging from $9.1875 to $11.00. The above dilutive earnings per share calculations exclude the effect of options to purchase 20,000 shares of common stock at $11.00 per share in the three-month period ended December 31, 1998, due to the fact they were anti-dilutive. The year-to-date period ended December 31, 1998, reflects only a pro-rata impact of all options as such options were anti-dilutive in the first quarter of fiscal 1999. Also see Note 8 related to contingently issuable shares related to an acquisition. The effect of such contingent shares has been excluded from the above dilutive earnings per share calculations as the conditions necessary for such contingent shares to be issued have not been met as of December 31, 1998, and further that no contingent shares would have been issuable if December 31, 1998, was also the end of the contingency period. The weighted average number of shares used in the 1997 periods reflect a retroactive adjustment to assume the 4,000,000 shares issued in January 1998 in exchange for the shares of European Micro UK that were outstanding for the complete periods in 1997.